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Exhibit 99.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Business Overview and Presentation

          We provide local telecommunications and related services, long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We previously provided wireless services in our local service area through our wholly owned subsidiary Qwest Wireless. On April 30, 2004, our direct parent, QSC, made a capital contribution to us of $2.2 billion. We in turn made a capital contribution of the same amount into Qwest Wireless, which used these proceeds to pay down its $2.2 billion in outstanding borrowings. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate and no longer have wireless operations. The results of Qwest Wireless are included in loss from discontinued operations in our consolidated statements of operations for all periods presented in this Current Report on Form 8-K. See Note 7 — Transfer of Qwest Wireless Operations to our audited consolidated financial statements for more information.

          Our operations constitute a substantial portion of the operations of QCII. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides long-distance services and data and Internet services that we do not provide.

          The results as of and for the years ended December 31, 2003, 2002 and 2001 are presented below. The analysis is organized in a way that provides the information required, highlighting the information that we believe will be instructive for understanding the relevant trends going forward that will affect our business in the future. Specific variances from overall trends are further explained in the relevant revenue and expense discussion and analysis that follows the trends discussion.

          Our operations are integrated into and are part of the segments of the QCII consolidated group. The chief operating decision maker, or CODM, for us is the same as that for the consolidated group. The CODM makes resource allocation decisions and assessments of financial performance for the consolidated group based on wireline, wireless and other segmentation. For more information about QCII's reporting segments, see QCII's annual report on Form 10-K for the year ended December 31, 2003. Our continuing business contributes primarily to the wireline segment reported by QCII, but the QCII CODM reviews our financial information only in connection with our SEC filings. See further discussion in Note 14 — Contributions to QCII Segments to our audited consolidated financial statements in this Current Report on Form 8-K.

Business Trends

          Our results continue to be impacted by two primary factors influencing the telecommunications industry. First, technology substitution and competition are expected to continue to cause additional access line losses. We expect industry-wide competitive factors to continue to impact our results and we have developed new strategies for offering complementary services such as satellite television and DSL. Second, our results continue to be impacted by regulatory responses to the competitive landscape for both our local and long-distance services.

Revenue Trends

          Historically, at least 95% of our revenue came from our wireline services, including voice services and data and Internet services. However, on May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. As a result, substantially all of our future revenue will come from our wireline services.

          In general, we have experienced a decline in local voice-related revenue as a result of a decrease in access lines and our competitors' accelerated use of unbundled network element-platform, or UNE-P, and unbundled local loops to deliver voice services. Access lines are expected to continue decreasing primarily because of technology substitution, including wireless and cable substitution for wireline telephony, and cable modem and DSL substitution for dial-up Internet access lines. UNE rules, which require us to sell access to our wireline network to our competitors at wholesale rates, will continue to impact our results. The use of UNEs, including UNE-P, is expected to cause incremental losses of retail access lines and apply downward pressure on our revenue. The recent action by the Washington DC Circuit Court vacating the FCC UNE-P rules, in conjunction with our efforts to negotiate new contracts with CLECs and data access service providers may help mitigate this downward pressure on wireline margins. But with the current status of rules in doubt, we cannot predict how much or when the migration may occur.

          We have also begun to experience and expect increased competitive pressure from telecommunications providers either emerging from bankruptcy protection or reorganizing their capital structure to more effectively compete against us. As a result of technology substitution and low-cost competitors benefiting from low UNE rates or bankruptcy reorganization, we have been and may continue to be forced to respond with less profitable product offerings and pricing plans in an effort to retain and attract customers.

Expense Trends

          Our expenses continue to be impacted by shifting demand due to increased competition and the expansion of our product offerings. Expenses associated with our new product offerings tend to be more variable in nature. While existing products tend to rely upon our embedded cost structure, the mix of products we expect to sell, combined with regulatory and market pricing stresses, may pressure operating margins.

          In order to improve operational efficiencies, and in response to the decline in revenue, we have implemented restructuring plans in which we reduced the number of employees and consolidated and subleased idle real estate properties. While we have realized savings due to reductions in salaries and wages resulting from our restructuring efforts, we continue to experience partially offsetting increases in costs related to employee benefits. We will continue to evaluate our staffing levels and cost structure and will adjust these as deemed necessary. The purpose of the cost savings measures is to facilitate our efforts, in the face of downward price pressures and increasing competition, to maintain or improve our cash flow, financial position and results of operations for the foreseeable future.

          Beginning in 2002, we reduced capital expenditures and expect to continue at this reduced level for the foreseeable future. We believe that our current level of capital expenditures will sustain our business at existing levels and support our core growth requirements given the current business environment.

Results of Operations

Overview

          We generate revenue from the provision of voice services, data and Internet services, other services and services to our affiliates. Certain prior periods revenue and expense amounts have been reclassified to conform to the current year presentation. Depending on the product or service purchased, a customer may pay an up-front fee, a monthly fee, a usage charge or a combination of these. The following is a description of the sources of our revenue:

  •
  Voice services.  Voice services revenue includes local voice services, IntraLATA long-distance voice services and access services. Local voice services revenue includes revenue from basic local exchange services, switching services, custom calling features, enhanced voice services, operator services, public telephone services, collocation services and CPE. Local voice services revenue also includes revenue from the provision of network transport, billing services and access to our local network on a wholesale basis. IntraLATA long-distance voice services revenue includes revenue from IntraLATA long-distance services within our local service area. Access services revenue includes fees charged to other long-distance providers to connect to our network.

  •
  Data and Internet services.  Data and Internet services revenue includes data services (such as traditional private lines, wholesale private lines, frame relay, integrated services digital network ("ISDN"), and asynchronous transfer mode), and Internet services (such as DSL and Internet dial access) and related CPE.

  •
  Other services.  Other services revenue is predominantly derived from the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

  •
  Affiliate services.  Affiliate revenue is derived from telecommunications services provided to our affiliated entities. We generally provide the same products and services to our affiliated entities as we do in the marketplace. These services include both retail and wholesale products and services.

Results of Operations for the Three Months and Six Months Ended June 30, 2004 and 2003

          The following table summarizes our results of operations for the three months and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Operating revenue	$2,564	$2,707	$(143)	(5)%	$5,182	$5,463	$(281)	(5)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	649	661	(12)	(2)	1,248	1,290	(42)	(3)
Selling, general and administrative	676	769	(93)	(12)	1,402	1,514	(112)	(7)
Depreciation	584	601	(17)	(3)	1,159	1,203	(44)	(4)
Intangible assets amortization	95	84	11	13	187	164	23	14
Impairment, restructuring and other charges (credits)	73	11	62	nm	75	23	52	nm

Operating income	487	581	(94)	(16)	1,111	1,269	(158)	(12)
Other expense (income):
Interest expense — net	146	139	7	5	294	276	18	7
Other income — net	(5)	(6)	1	17	(9)	—	(9)	nm

Total other expense — net	141	133	8	6	285	276	9	3
Income before income taxes, discontinued operations and cumulative effect of change in accounting principle	346	448	(102)	(23)	826	993	(167)	(17)
Income tax expense	136	170	(34)	(20)	322	379	(57)	(15)

Income from continuing operations	210	278	(68)	(24)	504	614	(110)	(18)
Loss from discontinued operations — net of taxes of $7, $19, $34 and $40, respectively	(12)	(30)	18	60	(53)	(62)	9	(15)
Income before cumulative effect of change in accounting principle	198	248	(50)	(20)	451	552	(101)	(18)
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	—	219	(219)	(100)

Net income	$198	$248	$(50)	(20)	$451	$771	$(320)	(42)

nm — percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Operating Revenue

          The following table compares operating revenues for the three and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Voice services	$1,795	$1,985	$(190)	(10)%	$3,645	$4,027	$(382)	(9)%
Data and Internet services	541	534	7	1	1,073	1,076	(3)	—
Other services	2	2	—	—	9	9	—	—
Affiliate services	226	186	40	22	455	351	104	30

Total operating revenue	$2,564	$2,707	$(143)	(5)	$5,182	$5,463	$(281)	(5)

          For a description of the products and services included in each revenue line item, see "Overview" above.

  Operating revenue — Three months ended June 30, 2004 as compared to the three months ended June 30, 2003:

  Voice Services

          Voice services revenues, comprised of local voice, long distance and services, decreased $190 million, or 10%, for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003. The voice services revenue decrease was primarily the result of access line losses and pricing declines. We have experienced competition from technology substitution, CLECs and other telecommunications providers reselling our services by using UNE. The regulated pricing structure of the UNE has applied downward pressure on revenues. Also, a migration of consumer and business customers to our new value packages with lower rates has caused an overall decrease in revenue for our local voice products.

          For the three months ended June 30, 2004 as compared to the three months ended June 30, 2003, local voice revenue declined $129 million, or 9%. Local voice revenue declines were primarily driven by losses of access lines due to competition from both technology substitution and other telecommunications providers reselling our services through the use of UNEs. Consistent with the table below, the average net access line loss was approximately 1% for the four consecutive quarters ended June 30, 2004.

	Access Lines
	June 30, 2004	June 30, 2003	(Decrease)	Percentage Change
	(Lines in thousands)
Total	15,839	16,507	(668)	(4)%

          As shown above, between June 30, 2003 and June 30, 2004, total access lines declined by 668,000 or 4%. Local voice wholesale revenue gains from increased UNE access lines were offset by lower revenue for collocation, operator and other services. The increase in UNE access lines partially offset the loss of consumer and business retail access lines but, because the regulated pricing structure of UNEs mandates lower rates, this transition has caused downward pressure on our gross margins. Competitive pressures on feature and package pricing and a migration of customers to our new value packages have caused a decrease in rates for our local voice products.

  Data and Internet Services

          Data and Internet services revenue increased $7 million, or 1%, for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services to end-user customers, while we previously provided related services to Microsoft on a wholesale basis. As a result, we are recognizing revenue at higher consumer retail rates rather than the lower wholesale rates we charged Microsoft. In addition, expanded availability and increased marketing efforts are creating volume growth for broadband services. These increases were offset by a decline in in-region wholesale Internet services, a result of contract losses and renegotiations of contracts to some of our large, bankrupt customers. Also, Internet and DSL rates are trending down as a result of increased competition, although the overall number of DSL customers is growing.

  Affiliate Services

          Affiliate services revenue consists of telecommunications services provided to affiliated enterprises. Affiliate services revenue increased $40 million, or 22%, for the three months ended June 30, 2004 compared to the same period in 2003. The increases in affiliate services revenue were primarily caused by a migration of telecommunications services from third-party providers onto our network and by QCII's entrance into the InterLATA long-distance business with the FCC's authorization of QCII's Section 271 filings. These services and related revenue increases were related primarily to increases in InterLATA customer levels, and increases in marketing, sales and billing and collection services provided to QCII's long-distance subsidiary.

  Operating revenue — six months ended June 30, 2004 compared to the six months ended June 30, 2003:

  Voice Services

          Voice services revenue decreased $382 million, or 9%, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The voice services decrease was primarily the result of a decrease in local voice services revenue. Local voice revenue declines were primarily driven by losses of access lines due to competition from both technology substitution and other telecommunications providers reselling our services through the use of UNEs. See the access line loss trend table above for discussion on access line trends. The average access line loss per quarter was approximately 167,000 during the four quarters ended June 30, 2004.

  Data and Internet Services

          Data and Internet services revenue was relatively flat with a $3 million, or 0%, decrease for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services to end-user customers, while we previously provided related services to Microsoft on a wholesale basis. As a result, we are recognizing revenue at higher consumer retail rates rather than the lower wholesale rates we charged Microsoft. In addition, expanded availability and increased marketing efforts are creating volume growth for broadband services. These increases were offset by a decline in in-region wholesale Internet services, a result of contract losses and renegotiations of contracts to some of our large, bankrupt customers. Also, Internet and DSL rates are trending down as a result of increased competition, although the number of DSL customers is increasing.

  Affiliate Services

          Affiliate services revenue consists of telecommunications services provided to affiliated enterprises. Affiliate services revenue increased $104 million, or 30%, for the six months ended June 30, 2004 compared to the same period in 2003. The increases in affiliate services revenue were primarily caused by a migration of telecommunications services from third-party providers onto our network and by QCII's entrance into the InterLATA long-distance business with the FCC's authorization of QCII's Section 271 filings. These services and related revenue increases were related primarily to increases in InterLATA customer levels and increases in marketing, sales and billing and collection services provided to QCII's long-distance subsidiary.

Operating Expense

          The following table shows a breakdown of operating expenses for the three months and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Operating expenses:
Cost of sales	$649	$661	$(12)	(2)%	$1,248	$1,290	$(42)	(3)%
Selling, general and administrative ("SG&A")	676	769	(93)	(12)	1,402	1,514	(112)	(7)
Depreciation	584	601	(17)	(3)	1,159	1,203	(44)	(4)
Intangible assets amortization	95	84	11	13	187	164	23	14
Impairment, restructuring and other charges	73	11	62	nm	75	23	52	nm

Total operating expenses	$2,077	$2,126	$(49)	(2)	$4,071	$4,194	$(123)	(3)

nm — percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

  Cost of Sales

          The following table shows a breakdown of cost of sales by major component for the three and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Employee and service-related costs	$415	$404	$11	3%	$830	$811	$19	2%
Network costs	51	50	1	2	90	93	(3)	(3)
Non-employee related costs	82	94	(12)	(13)	158	185	(27)	(15)
Affiliate costs	101	113	(12)	(11)	170	201	(31)	(15)

Total costs of sales	$649	$661	$(12)	(2)	$1,248	$1,290	$(42)	(3)

          Cost of sales includes network costs, salaries and wages, benefits, materials and supplies, contracted engineering services and computer systems support.

  Cost of Sales — Three months ended June 30, 2004 as compared to the three months ended June 30, 2003

          Cost of sales as a percent of revenue was 25% for the period ended June 30, 2004, compared to 24% for the period ended June 30, 2003. Total cost of sales decreased $12 million or 2% for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003.

          Employee and service-related costs, such as salaries and wages, benefits, commissions and third-party customer service costs increased $11 million, or 3%, for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003. While we have realized savings due to reduction in salaries and wages and professional fees resulting from our restructuring efforts, we incurred increased overtime costs related to lower overall staffing levels and increased amortization of deferred costs associated with deferred revenue.

          Non-employee related costs, such as real estate costs and reciprocal compensation payments (fees for terminating our customers' local calls onto other networks), decreased $12 million, or 13%, for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003. The decrease is primarily due to reduced access costs related to lower volumes.

          Affiliate costs decreased $12 million, or 11%, for the three months ended June 30, 2004 as compared with the same period in 2003. The decrease is primarily attributable to adjustments with certain affiliates to clarify costs subject to affiliates billings.

  Cost of Sales — Six Months Ended June 30, 2004 as compared to the six months ended June 30, 2003

          Total cost of sales decreased $42 million, or 3%, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The cost of sales decline is consistent with lower revenue, although we have been unable to achieve savings in certain costs such as employee benefits and some non-employee related costs, as discussed above under "— Expense Trends". Cost of sales as a percentage of revenue for the six months ended June 30, 2004 and for the six months ended June 30, 2003 was 24%.

          Employee and service-related costs, such as salaries and wages, benefits, commissions and third-party customer service costs increased $19 million, or 2%, for the six months ended June 30, 2004 compared to the six months ended June 30, 2003. While we have realized savings due to reduction in salaries and wages and professional fees resulting from our restructuring efforts, we continue to experience some offsetting increases in overtime expense and increased amortization of deferred costs associated with deferred revenue.

          Non-employee related costs decreased $27 million, or 15%, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The decrease is attributable to lower wholesale volumes in addition to a favorable settlement on a reciprocal compensation agreement.

          Affiliate costs decreased $31 million, or 15%, for the six months ended June 30, 2004 as compared with the same period in 2003. The decrease is primarily attributable to adjustments with certain affiliates.

  SG&A Expense

          The following table shows a breakdown of SG&A by major component for the three and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Employee and service-related costs	$170	$203	$(33)	(16)%	$360	$411	$(51)	(12)%
Bad debt	(34)	23	(57)	nm	3	64	(61)	(95)
Property and other taxes	92	106	(14)	(13)	159	208	(49)	(24)
Non-employee related costs	121	95	26	27	277	204	73	36
Affiliate cost	327	342	(15)	(4)	603	627	(24)	(4)

Total SG&A	$676	$769	$(93)	(12)	$1,402	$1,514	$(112)	(7)

nm — percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

  SG&A — Three months ended June 30, 2004 as compared to the three months ended June 30, 2003

          SG&A expenses include taxes other than income taxes, bad debt charges, salaries and wages not directly attributable to the provision of products or services, benefits, sales commissions, rent for administrative space, advertising, professional service fees and computer systems support.

          SG&A, as a percent of revenue, was 26% for the three-month period ended June 30, 2004 and 28% for the same period in 2003. Total SG&A decreased $93 million, or 12%, for the three months ended June 30, 2004 as compared with the same period in 2003 for the reasons discussed below.

          Employee and service-related costs, such as salaries and wages, benefits, sales commissions, overtime, professional fees (such as telemarketing, and customer service costs) decreased $33 million, or 16%, for the three months ended June 30, 2004 as compared to the same period in 2003. The decline is primarily due to staffing reductions related to planned restructuring and reduced professional fees related to accounting and network costs and decreased fees related to providing certain features.

          Bad debt expense decreased $57 million for the three months ended June 30, 2004 as compared to the same period in 2003. The decrease is due to one time settlements of $45 million from companies emerging from bankruptcy. Also, decreased revenues and better collections practices, allowing us to reduce our overall reserve an additional $8 million.

          Property and other taxes decreased $14 million, or 13%, for the three months ended June 30, 2004 compared to the same period in 2003. Reduced property taxes are primarily attributed to changes in property tax estimates recorded based on less locations and taxable property and lower gross receipts taxes incurred related to lower revenue levels in 2004.

          Non-employee related costs, such as real estate, insurance, marketing and advertising, net of amounts capitalized, increased $26 million, or 27%, for the three months ended June 30, 2004 as compared to the same period in 2003. The increase is primarily attributable to increased external commissions and increased marketing and advertising costs in the 2004 period. Prior to 2004, commission expenses were paid by QSC and allocated to us as an affiliate cost.

          Affiliate costs decreased $15 million, or 4%, for the three months ended June 30, 2004 as compared with the same period in 2003. As noted above, external commission expenses,

previously included in affiliate costs are now directly paid by us and included in non-employee costs.

  SG&A — Six months ended June 30, 2004 as compared to the six months ended June 30, 2003

          SG&A, as a percentage of revenue, was 27% for the six months ended June 30, 2004 as compared to 28% for the six months ended June 30, 2003. Total SG&A decreased $112 million, or 7%, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The SG&A decline is consistent with our ongoing efforts to improve operational efficiencies although we have been unable to achieve savings in certain costs such as employee benefits, as discussed above in "— Expense Trends".

          Employee and service-related costs, such as salaries and wages, benefits, sales commissions, overtime and professional fees, decreased $51 million or 12% for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The decrease can be attributed to reductions in total salaries and wages due to downsizing of employee numbers, a decrease in professional fees related to accounting and network enhancement costs and decreased fees related to providing certain features. These decreases were offset by increases in employee benefits and overtime expense.

          Property and other taxes decreased $49 million, or 24%, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The cause of the reduction in property and other taxes was due both to changes in property tax estimates recorded based on fewer locations and less taxable property and a one-time expense reduction from a successful property tax appeal for the six months ended June 30, 2004.

          Bad debt expense decreased $61 million, or 95%, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003 as a result of one-time settlements of $47 million from companies emerging from bankruptcy. Also, reduced revenue levels and better collection practices allowed us to reduce our overall reserve an additional $8 million.

          Non-employee related costs increased $73 million, or 36%, for the six months ended June 30, 2004, as compared to the six months ended June 30, 2003. The increase can be primarily attributed to the $46 million increased spending for marketing and advertising programs, and a $15 million increase in external commissions expenses. Prior to 2004, commission expenses were paid by QSC and allocated to us as an affiliate cost. Beginning in 2004, commissions were paid directly by us.

          Affiliate costs decreased $24 million, or 4%, for the six months ended June 30, 2004 as compared with the same period in 2003. As noted above, external commission expenses, previously included in affiliate costs are now directly paid by us and included in non-employee costs.

  Combined Pension and Post-Retirement Benefits

          Our results include post-retirement benefit expenses allocated to us by QCII, net of pension credits, of $50 million in the second quarter of 2004 and $54 million, in the second quarter of 2003. We recorded a net pension expense of $106 million and $108 million for the six months ended June 30, 2004 and 2003, respectively. The net pension expense or credit is a function of the amount of pension and post-retirement benefits earned, interest on projected benefit obligations, amortization of costs and credits from prior benefit changes and the expected return on the assets held in the various plans. The net pension expense or credit is allocated partially to cost of sales and the remaining balance included in SG&A.

          In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with Financial Accounting Standards Board ("FASB"), Staff Position No. 106-1 and 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", we elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost until the adoption of the final authoritative guidance on accounting for the Act is required in the third quarter of 2004. When adopted, the accounting guidance could require us to change previously reported information. Currently, we do not believe we will need to amend our plan to benefit from the Act.

  Depreciation

          Depreciation expense for the three months ended June 30, 2004 decreased $17 million, or 3%, compared to the three months ended June 30, 2003. For the six months ended June 30, 2004, depreciation expense decreased $44 million, or 4%, when compared to the same period of 2003. The decrease was the result of the third quarter 2003 wireless impairment and reduced capital expenditures in 2003 and 2004, which caused more assets to become fully depreciated relative to asset additions during the period.

  Intangible Assets Amortization

          Amortization expense increased $11 million, or 13%, for the three months ended June 30, 2004 compared to the same period in 2003. For the six months ended June 30, 2004, amortization expense increased $23 million, or 14% compared to the same period in 2003. The increase was attributed to increases in capitalized software.

  Impairment and Restructuring Charges

          The restructuring reserve for the three and six months ended June 30, 2004, included charges of $54 and $57 million respectively, for the severance benefits pursuant to established severance policies and was partially offset by reversal of prior charges. QCII reviewed our employee levels in certain areas of our business and as a result, identified 1,700 employees from various functional areas to be terminated as a part of this restructuring for the six months ended June 30, 2004. As a result of these restructuring activities, we expect to realize annualized savings of approximately $170 million.

          In conjunction with our effort to sell certain assets we determined that the carrying amounts were in excess of their expected sales price, which indicated that our investments in these assets may have been impaired at that date. In May 2004, pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), we compared gross undiscounted cash flow projections to the carrying value of our pay phones and determined that the carrying value of those assets was not expected to be recovered through future projected cash flows. We then estimated the fair value using recent selling prices for comparable assets and determined that our assets relating to our pay phone business were fully impaired by an aggregate amount of $19 million.

Total Other Expense — Net

          Other expense — net, includes interest expense, net of capitalized interest and other income — net, which includes interest income. Components of other expense — net for the three and six months ended June 30, 2004 and 2003 are as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Interest expense — net	$146	$139	$7	5%	$294	$276	$18	7%
Other income	(5)	(6)	1	17	(9)	—	(9)	nm

Total other expenses — net	$141	$133	$8	6	$285	$276	$9	3

nm — percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

          Interest expense — net, increased $18 million or 7% for the six months ended June 30, 2004 compared to the same period ended 2003. The increase was attributable to higher average debt balances during the period, although total debt levels are lower as of June 30, 2004. Additionally, amortization of debt issuance expense, included in interest expense, is higher in the six months ended June 30, 2004, as compared to the same period in the prior year.

Loss From Discontinued Operations

          On April 30, 2004, our direct parent, QSC, made capital contributions of $2.185 billion to us. We, in turn, made capital contributions of the same amount into Qwest Wireless, which used these proceeds to pay down its $2.185 billion in outstanding affiliate borrowings due to related parties.

          On May 1, 2004, we transferred ownership of Qwest Wireless. The transfer was made in the form of a dividend to QSC, our direct parent, and, as a result, no consideration was exchanged. Due to this transfer, we no longer have wireless operations, and the results of Qwest Wireless operations are accounted for as discontinued operations.

Income Tax Provision

          The effective income tax rate is the provision for income taxes as a percentage of pre-tax income. Our effective income tax rate for the three months ended June 30, 2004 increased to 39.3% as compared to 37.9% for the three months ended June 30, 2003. The rate also increased to 39% for the six months ended June 30, 2004 as compared to 38.2% for the six months ended June 30, 2003. The change reflects an annual accrual adjustment for our state income tax liabilities.

Restatement of 2001 and 2000 Consolidated Financial Statements

          Our annual report on Form 10-K for fiscal 2002, or our 2002 Form 10-K, was filed in January 2004 and contains, among other things, our restated consolidated financial statements for the years ended December 31, 2001 and 2000. In connection with this restatement, we performed an analysis of our previously issued consolidated financial statements for 2001 and 2000 and identified a number of errors. This restatement resulted in, among other things, an aggregate reduction in revenue of approximately $354 million and an aggregate reduction in net income of approximately $624 million. The net impact of the restatement is summarized as follows:

	December 31, 2001
	Revenue	Pre-Tax Income	Net Income
	(Dollars in millions)
Previously reported	$12,675	$2,778	$1,737
Net restatements	(138)	(533)	(330)

As restated, before reclassification of discontinued operations	$12,537	$2,245	$1,407
Reclassification for discontinued operations	(533)	588	—

As restated	$12,004	$2,833	$1,407

	December 31, 2000
	Revenue	Pre-Tax Income	Net Income
	(Dollars in millions)
Previously reported	$12,300	$1,904	$1,196
Net restatements	(216)	(258)	(294)

As restated, before reclassification of discontinued operations	$12,084	$1,646	$902
Reclassification for discontinued operations	(270)	557	—

As restated	$11,814	$2,203	$902

          The restatements involve revenue recognition issues related to termination fees, wireless revenues and installation fees, and expense recognition, as well as other matters. A complete description of the nature and reason for the individually significant restatement items is included in Note 3 to our 2002 Form 10-K.

          We have not amended our prior filings to reflect the restatement. As a result, the information previously filed in our annual reports on Form 10-K for fiscal years 2001 and 2000, our quarterly reports on Form 10-Q for the quarterly periods included in those fiscal years and for the quarter ended March 31, 2002 and any current reports on Form 8-K, or other disclosures, containing fiscal years 2002, 2001 or 2000 information filed or made prior to the filing of our 2002 Form 10-K on October 16, 2003 should not be relied upon.

Results of Operations for the Years Ended December 31, 2003, 2002, and 2001

          The following table summarizes our results of operations for the years ended December 31, 2003, 2002 and 2001:

						Percentage Change
				Absolute Change
	Year Ended December 31,
				2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	2003	2002	2001
	(Dollars in millions)
Operating revenues	$10,811	$11,379	$12,004	$(568)	$(625)	(5)%	(5)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	2,650	2,416	2,664	234	(248)	10	(9)
Selling, general and administrative	3,041	3,170	2,823	(129)	347	(4)	12
Depreciation	2,412	2,541	2,772	(129)	(231)	(5)	(8)
Intangible assets amortization	339	287	174	52	113	18	65
Asset impairment charges	—	—	32	—	(32)	—	nm
Restructuring and other charges — net	57	45	206	12	(161)	27	(78)
Merger-related (credits) charges — net	—	(30)	93	30	(123)	nm	(132)

Operating income	2,312	2,950	3,240	(638)	(290)	(22)	(9)
Other expense:
Interest expense — net	573	541	465	32	76	6	16
Gain on sale of rural exchanges and other fixed assets	—	—	(51)	—	51	nm	nm
Other income — net	(19)	(26)	(7)	7	(19)	(27)	nm

Total other expense — net	554	515	407	39	108	8	27
Income from continuing operations before income taxes cumulative effect of change in accounting principle	1,758	2,435	2,833	(677)	(398)	(28)	(14)
Income tax expense	675	933	1,065	(258)	(132)	(28)	(12)

Income from continuing operations before cumulative effect of change in accounting principle	1,083	1,502	1,768	(419)	(266)	(28)	(15)
Discontinued Operations:
Loss from discontinued operations, net of taxes of $159, $444 and $227	(252)	(697)	(361)	445	(336)	64	(93)

Income before cumulative effect of change in accounting principle	831	805	1,407	26	(602)	3	(43)
Cumulative effect of change in accounting principle, net of taxes of $139, $0, and $0	219	—	—	219	—	nm	—

Net income	$1,050	$805	$1,407	$245	$(602)	30	(43)

nm — not meaningful

Operating Revenues

						Percentage Change
				Absolute Change
	Year Ended December 31,
				2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	2003	2002	2001
	(Dollars in millions)
Voice services	$7,883	$8,602	$9,295	$(719)	$(693)	(8)%	(7)%
Data and Internet services	2,125	2,189	2,168	(64)	21	(3)	1
Other services	19	20	19	(1)	1	(5)	5
Affiliate services	784	568	522	216	46	38	9

Total operating revenues	$10,811	$11,379	$12,004	$(568)	$(625)	(5)	(5)

          For a description of the products and services included in each revenue line item, see "Results of Operations — Overview" above.

  Voice Services

          Voice services revenue decreased $719 million, or 8%, in 2003 and decreased $693 million, or 7%, in 2002.

          The voice services revenue decrease in both years was primarily the result of access line losses, pricing declines and a reduction in access services revenue. Additional reasons include feature losses and lower long-distance volumes. We have experienced competition from technology substitution and CLECs and other telecommunications providers reselling our services by using UNE-Ps.

          Local voice services revenue and other voice services revenue declined $589 million for 2003 and $390 million in 2002. The declines were primarily associated with the losses of access lines, as we have experienced competition from both technology substitution and other telecommunications providers reselling our services by using UNE-Ps. As shown below, access lines declined by 797,000, or 5%, in 2003 and by 781,000, or 4%, in 2002. Local voice revenue also decreased in both years due to reductions in demand for services such as collocation, public telephone services and directory assistance.

						Percentage Change
	Access Lines Years Ended December 31,			Increase/Decrease
				2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	2003	2002	2001
	(Lines in thousands)
Total	16,209	17,006	17,787	(797)	(781)	(4.7)%	(4.4)%

          In addition to the revenue decreases described above, long-distance voice services revenue declined $52 million in 2003 and $95 million in 2002. These decreases were primarily due to declines in IntraLATA long-distance services driven by the soft telecommunications market and competitive pricing. Throughout 2003 and 2002, we evaluated specific long-distance products. Based upon this evaluation, we de-emphasized and stopped promoting certain products, including IntraLATA long-distance.

          We also experienced a revenue decline of $77 million in access services revenue for 2003 and $207 million in 2002. This was primarily due to the access line losses described above and pricing declines. Pricing declines were driven by state regulatory actions and the CALLS order. The CALLS order capped prices for certain services, including reductions in usage rates for access services. Additionally, in 2003 we recorded a reserve of $34 million against revenue for anticipated customer credits resulting from regulatory rulings that redefined tariffs on local calls.

  Data and Internet Services

          Data and Internet services revenue had a small decrease of $64 million, or 3%, in 2003 and remained relatively flat during 2002. The 2003 decline is primarily due to the loss of revenue from the bankruptcies of large customers, primarily in 2002, such as Touch America, Inc., MCI, Inc. (formerly known as Worldcom, Inc.) and Genuity, Inc. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services to end-user customers, while we previously provided related services to Microsoft on a wholesale basis. As a result, we are recognizing revenue at higher retail rates rather than the lower wholesale rates we charged Microsoft.

          In 2002, data and Internet services revenue increased $21 million, or 1%. Internet dial access revenue increased primarily from sales to large ISPs and businesses for use in their internal telecommunications networks, while DSL and dedicated internet access grew in response to increased demand for access to the Internet. These increases were partially offset by declines in data services such as wholesale private line and ISDN, precipitated in part by the weakened economy.

  Affiliate Services

          Affiliate services revenue consists of telecommunications services provided to affiliated enterprises. Affiliate services revenue increased $216 million, or 38%, in 2003 and increased $46 million, or 9%, in 2002. In 2003, the increases in affiliate services revenue were primarily caused by a migration of telecommunications services from third-party providers onto our network and by QCII's entrance into InterLATA long-distance business with FCC's authorization of its Section 271 filings. A new affiliate, Qwest Long Distance Corporation, or QLDC, was established to provide long-distance services to in-region customers. These services and related revenue increases were related primarily to increases in private line services, and increases in marketing, sales and billing and collection services provided to QLDC.

          In 2002, the increases in affiliate services revenue were caused by a migration of telecommunications traffic from third-party providers onto our network.

Operating Expenses

          The following table provides further detail regarding our operating expenses for the years ended December 31, 2003, 2002 and 2001:

						Percentage Change
				Absolute Change
	Year Ended December 31,
				2003 vs. 2002	2002 vs. 2001	2003 vs. 2002	2002 vs. 2001
	2003	2002	2001
	(Dollars in millions)
Operating expenses:
Cost of sales	$2,650	$2,416	$2,664	$234	$(248)	10%	(9)%
Selling, general and administrative	3,041	3,170	2,823	(129)	347	(4)	12
Depreciation	2,412	2,541	2,772	(129)	(231)	(5)	(8)
Intangible asset amortization	339	287	174	52	113	18	65
Asset impairment charges	—	—	32	—	(32)	—	nm
Restructuring and other charges — net	57	45	206	12	(161)	27	(78)
Merger-related (credits) charges — net	—	(30)	93	30	(123)	nm	(132)

Total operating expenses	$8,499	$8,429	$8,764	$70	$(335)	1	(4)

nm — not meaningful

  Cost of Sales

          The following table shows a breakdown of cost of sales by major component for the years ended December 31, 2003, 2002 and 2001:

						Percentage Change
				Absolute Change
	Year Ended December 31,
				2003 vs. 2002	2002 vs. 2001	2003 vs. 2002	2002 vs. 2001
	2003	2002	2001
	(Dollars in millions)
Employee and service-related costs	$1,656	$1,537	$1,628	$119	$(91)	8%	(6)%
Network costs	209	206	266	3	(60)	1	(23)
Non-employee related costs	365	314	441	51	(127)	16	(29)
Affiliate costs	420	359	329	61	30	17	9

Total cost of sales	$2,650	$2,416	$2,664	$234	$(248)	10	(9)

          Cost of sales includes salaries and wages, benefits, network costs, materials and supplies, contracted engineering services and computer systems support. Network costs include third-party expenses to repair and maintain the network and supplies to provide services to customers.

          Cost of sales, as a percentage of revenue, was 25% for 2003, 21% for 2002 and 22% for 2001. Total cost of sales increased $234 million, or 10%, in 2003 and decreased $248 million, or 9%, in 2002. The increase in cost of sales as a percentage of revenue in 2003 were caused in part by the deterioration in product margins as retail access line losses are partially offset by lower margin UNE-Ps sold to our competitors at regulated rates. Also during 2003, our expenses increased due to higher employee and service-related costs, investment in DSL line conditioning expense, higher retiree healthcare costs and regulatory fees. During 2002, our expenses declined primarily due to lower staffing requirements and lower sales volumes. More discussion of these changes is provided below.

          Employee and service-related costs, such as salaries and wages, benefits, commissions and third-party customer service costs increased $119 million, or 8%, in 2003 and decreased $91 million, or 6%, in 2002. While we have realized savings due to reduction in salaries and wages resulting from our restructuring efforts, we continue to experience offsetting increases in costs related to our pension and post-retirement benefit plans, as described more fully below. The net pension expense allocated to cost of sales was $127 million in 2003, and the net pension credit allocated to cost of sales was $33 million and $187 million, for 2002 and 2001, respectively. Additionally, in 2003 we experienced increased incentive compensation and increased information technology costs as resources were partially shifted to system maintenance activities from development activities, which are generally capitalized. Partially offsetting the increases were lower staffing costs and other employee costs resulting from prior restructuring efficiencies and the reductions described above. The decrease in 2002 was related to lower headcount requirements associated with prior restructuring efficiencies and moving work previously performed by third-party contractors to employees, partially offset by a lower pension credit and higher healthcare costs in 2002. Also in 2002, we reduced our employee incentive compensation.

          Our network costs, which include third-party expenses to repair and maintain our network and supplies to provide services to customers, were essentially unchanged in 2003 and decreased $60 million, or 23%, in 2002. In 2003, we experienced reduced contracted engineering costs. Additionally, the July 2003 amendment of our agreement with Microsoft required that we become responsible for all costs associated with providing broadband services to end-user customers. As a result, the revenue and costs associated with this expanded service offering increased. During 2002, we reduced our reliance on third-party contractors to provide network maintenance services by shifting this work to our employees.

          Non-employee related costs, such as real estate costs and reciprocal compensation payments (fees for terminating our customers' local calls onto other networks), increased $51 million, or 16%, in 2003 and decreased $127 million, or 29%, in 2002. The increase in 2003 was primarily due to an increase in regulatory fees. Reciprocal compensation costs declined in 2003 and 2002 due to the decline in local voice services, and also as a result of regulatory action, which limited the amount of charges. The decrease in 2002 is also attributable to lower postage and shipping costs associated with improved management expense controls and lower cost of sales for data and Internet CPE associated with lower CPE sales.

          Affiliate costs, such as services for corporate administration, information technology, advertising and technical support, increased $61 million, or 17%, in 2003 and increased $30 million, or 9%, in 2002. The increases in 2003 were due to higher costs for technical support and sales and affiliate employee and related charges that are allocated to us. We replaced old equipment with new equipment and entered into maintenance contracts with an affiliate in the technology area. The affiliate increased its technical support personnel by 85 and accordingly, the software support and other technical assistance costs that are allocated to us increased. The increase in 2002 is primarily due to increases of purchased technical support resources and buying long-distance services from an affiliate rather than a third party.

  SG&A

          The following table shows a breakdown of SG&A by major component for the years ended December 31, 2003, 2002 and 2001:

						Percentage Change
				Absolute Change
	Year Ended December 31,
				2003 vs. 2002	2002 vs. 2001	2003 vs. 2002	2002 vs. 2001
	2003	2002	2001
	(Dollars in millions)
Employee and service-related costs	$807	$769	$958	$38	$(189)	5%	(20)%
Bad debt	125	260	196	(135)	64	(52)	33
Property and other taxes	403	413	369	(10)	44	(2)	12
Non-employee-related costs	392	502	364	(110)	138	(22)	38
Affiliate costs	1,314	1,226	936	88	290	7	31

Total SG&A	$3,041	$3,170	$2,823	$(129)	$347	(4)	12

          SG&A expenses include salaries and wages that are not directly attributable to products or services, employee benefits, sales commissions, bad debt charges, taxes other than income taxes, rent for administrative space, advertising, professional service fees and computer systems support.

          SG&A, as a percent of revenue, was 28% for 2003, 28% for 2002 and 24% for 2001. The variances driving the percentage changes are described below. Total SG&A decreased $129 million, or 4%, in 2003 and increased $347 million, or 12%, in 2002. The 2003 decrease primarily results from decreases in professional fees, bad debt expense and other factors described in more detail below.

          Employee and service-related costs, such as salaries and wages, benefits, sales commissions, overtime and professional fees (such as telemarketing and customer service costs) increased $38 million, or 5%, in 2003 and decreased $189 million, or 20%, in 2002. The increase in 2003 was due to increases in incentive compensation and our pension and post-retirement benefit plan expenses. These increases were partially offset by reduced salaries and wages resulting from staffing reductions implemented in 2003 and 2002, reduced professional fees to third-party vendors as we re-incorporated certain previously outsourced customer service functions in our operations and reduced sales commissions due to lower revenue and a revision to our sales compensation plan. The net pension expense allocated to SG&A was $61 million in 2003, and the net pension credit allocated to SG&A was $18 million and $74 million for 2002 and 2001, respectively. The decrease in 2002 was due to reduced salaries and wages resulting from staffing reductions implemented in 2002 and 2001, reduced professional fees, reduced incentive compensation and reduced sales commissions. Partially offsetting these decreases were expenses associated with establishing reserves for outstanding litigation and increases in our pension and post-retirement benefit plan expenses.

          Bad debt expense decreased $135 million, or 52%, in 2003 and increased $64 million, or 33%, in 2002. Bad debt expense decreased as a percentage of revenue to 1.2% in 2003 from 2.3% in 2002. The decrease in our 2003 expense as compared to 2002 was primarily caused by large provisions associated with uncollectible receivables from MCI, Touch America and others that we recorded in 2002 and improved collection practices and tighter credit policies in 2003. The 2002 increase was due primarily to bankruptcies of wholesale customers and weak economic conditions offset by improved collections practices and tighter credit policies.

          Property and other taxes, such as taxes on owned or leased assets and real estate, and transactional items such as certain sales, use and excise taxes, decreased $10 million, or 2%, in 2003 and increased $44 million, or 12%, in 2002. The increase in 2002 is attributable to capital expansion for the traditional telephone network that took place during 2001 and 2000.

          Non-employee related costs, such as marketing and advertising, rent for administrative space and software expenses, decreased $110 million, or 22%, in 2003 and increased $138 million, or 38%, in 2002. The decrease in 2003 was primarily driven by lower marketing and advertising spending of $84 million which decreased due to increased management of these costs by an affiliate, and a decrease from prior year reserves for outstanding litigation. In 2002, non-employee expense increases were driven by a shift in information technology resources to maintenance activities from development activities that were eligible for capitalization, and establishing reserves for outstanding litigation.

          Affiliate expenses, such as services for corporate administration, information technology, advertising and technical support, increased $88 million, or 7%, in 2003 and $290 million, or 31%, in 2002. The 2003 increases were due to higher administrative costs described in more detail as follows: increases in the allocations to us of marketing, advertising and public relations resulting from our Spirit of Service™ brand commitment; allocated legal expenses grew as the legal department in one of our affiliates had a net increase in personnel; and billing and allocation rates from the affiliate entities were increased. Partially offsetting the increases in 2003 were decreases in software support costs and decreases in self-insurance due to lower premiums and claims. The 2002 increase was primarily due to an increase in marketing, advertising, and administrative costs from affiliates. Previously, a portion of these services were provided by our employees; however, as noted above and explained more fully below, these employees were transferred to an affiliate and the costs are charged back to us.

          Prior to a company realignment that occurred in March 2001, our employees performed services that are now performed by QSC employees. Employees that were transferred to QSC provided services such as technical support, marketing, sales, product management and risk management. In addition, the level of service QSC employees were providing to us for our corporate finance, accounting, human resources, executive management and public policy services increased. As a result, during 2002 our affiliates increased the proportionate share of administrative costs billed to us.

          In addition to the increases due to realignment, allocation of marketing costs from QSC to us increased in 2002 due to a proportionate increase in revenue from the sale of our products relative to the revenue generated from the sale of our affiliates' products.

  Pension and Post-Retirement Benefits

          Our results include an allocation by QCII of pension credits and post-retirement benefit expenses, which we refer to on a combined basis as a net pension expense or credit. We recorded a net pension expense of $188 million in 2003, a net pension credit of $51 million in 2002 and a net pension credit of $261 million in 2001. The net pension expense or credit is a function of the amount of pension and post-retirement benefits earned, interest on projected benefit obligations, amortization of costs and credits from prior benefit changes and the expected return on the assets held in the various plans. The net pension expense or credit is allocated primarily to cost of sales and the remaining balance to SG&A.

          The change to a net expense for 2003 from a net credit in prior years is primarily due to a reduction in the expected return on plan assets, a reduction in recognized actuarial gains and an increase in interest costs. These changes are due to lower expected returns on plan assets, lower discount rates and increased medical costs for plan participants.

          We expect that our 2004 net pension expense will be higher than 2003 due to a reduction in the expected rate of return on plan assets, the effect of amortizing losses incurred in the volatile equity market of 2000 through 2002, a lower discount rate and rising healthcare rates.

          For additional information on our pension and post-retirement plans see Note 10 — Employee Benefits to our consolidated audited financial statements in this current report on Form 8-K. Also, for a discussion of the accounting treatment and assumptions regarding pension and post-retirement benefits, see the discussion of Critical Accounting Policies and Estimates below.

  Depreciation

          Depreciation expense decreased $129 million, or 5%, in 2003 and decreased $231 million, or 8%, in 2002. The decrease in 2003 was the result of certain assets becoming fully depreciated in 2002 and the completion of certain capitalized lease agreements in 2002. The decrease in 2002 was the result of higher depreciation in 2001 due to a one-time "catch-up" adjustment of $222 million related to the termination of plans to sell access lines.

  Intangible Assets Amortization

          Amortization expense increased $52 million, or 18%, in 2003 and increased $113 million, or 65%, in 2002. The increase in both 2003 and 2002 is attributable to increases in capitalized software costs due in part to improvements in our customer support information technology systems as well as other product development and DSL deployment.

  Asset Impairment Charges

          During 2001, we recorded asset impairment charges of $32 million related to internal software projects that we terminated.

  Restructuring and Merger-Related Charges

          During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, QCII reviewed our employee levels in certain areas of our business. As a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $71 million to cover the related costs of this plan. The 2003 activities include charges of $65 million for severance benefits and other charges pursuant to established severance policies. As part of this plan, QCII identified approximately 1,600 employees from various functional areas to be terminated. Through December 31, 2003, approximately 1,100 of the planned reductions had been completed. The remaining 500 reductions will occur over the next year. Severance payments generally extend for two to 12 months. In addition, we established a reserve of $6 million for real estate obligations, which primarily include estimated future net payments on abandoned operating leases. As a result of these restructuring activities, we expect to realize annual cost savings of approximately $105 million. Also during 2003, we reversed $14 million of the 2001 and 2002 restructuring plan reserves as those plans were complete, and the actual cumulative costs associated with those plans were less than had been anticipated.

          In response to shortfalls in employee reductions as part of the 2001 restructuring plan (as discussed below), during 2002 QCII identified employee reductions in several functional areas. As a result, we established a reserve and recorded to our 2002 consolidated statement of operations $108 million for these restructuring activities. This reserve was comprised of $78 million for severance costs and $30 million for real estate exit costs. The 2002 restructuring plan included the anticipated termination of 2,400 employees. During 2002 we recorded an additional charge of $75 million relative to the 2001 restructuring plan, which was associated with higher than originally anticipated real estate exit costs. In addition, during 2002 we reversed $135 million of severance and real estate exit related accruals relative to the 2001 restructuring plan, as actual terminations and real estate exit costs were lower than had been planned. The 2001 plan reversal was comprised of $113 million of severance and $22 million of real estate exit costs. Also, during the year ended December 31, 2002, in relation to the Merger, we reversed $30 million of reserves that were originally recorded in 2000. The reversals resulted from favorable developments relative to matters underlying the related contractual settlements.

          During the fourth quarter of 2001, a plan was approved by QCII to reduce our employee levels and consolidate or abandon certain real estate locations and projects. As a result, we established a reserve and recorded a charge to our 2001 consolidated statement of operations of $206 million for these restructuring activities. This reserve was comprised of $182 million for severance costs and $24 million for real estate exit costs. The 2001 restructuring plan included the anticipated termination of 4,800 employees. In relation to the Merger as earlier described, during 2001, we charged to our consolidated statement of operations $106 million for additional contractual settlements, legal contingencies and other related costs, and $6 million for additional severance charges, net of Merger reversals. The additional provisions and reversals of Merger-related costs were due to additional Merger-related activities and modification to the previously accrued Merger-related activities.

Total Other Expense — Net

          Other expense — net includes interest expense, net of capitalized interest, gain on sales of rural exchanges and other fixed assets, and other income — net.

						Percentage Change
				Absolute Change
	Year Ended December 31,
				2003 vs. 2002	2002 vs. 2001	2003 vs. 2002	2002 vs. 2001
	2003	2002	2001
	(Dollars in millions)
Interest expense — net	$573	$541	$465	$32	$76	6%	16%
Gain on sale of rural exchanges and other fixed assets	—	—	(51)	—	51	nm	nm
Other income — net	(19)	(26)	(7)	7	(19)	(27)	nm

Total other expense — net	$554	$515	$407	$39	$108	8	27

nm — not meaningful

          Interest expense — net.    Interest expense — net was $573 million for 2003, compared to $541 million for 2002. The increase in interest expense was primarily due to an increase in aggregate debt of $495 million during 2003. This increase in total debt was primarily due to a $1.75 billion term loan entered into in June 2003, the proceeds of which were used to retire approximately $1.1 billion in debt. Interest expense was $541 million for 2002, compared to $465 million for 2001. The increase in interest expense was primarily attributable to the issuance of new indebtedness in 2002. In March 2002, we issued $1.5 billion of 10-year bonds at an 8.875% interest rate.

Income Tax Provision

          The effective income tax rate increased to 38.4% in 2003 from 38.3% in 2002 because 2002 contained beneficial state audit and accrual adjustments. The 2002 effective tax rate of 38.3% also increased as compared to the 2001 rate of 37.6% because of prior year Federal audit adjustments reflected in 2001.

Loss from Discontinued Operations—net of tax

          Loss from discontinued operations decreased $445 million, or 64%, in 2003, and increased $336 million, or 93% in 2002. Discontinued operations relates to our wireless business. The decrease in 2003 was attributable to an after-tax impairment of $503 million recognized in 2002 versus an after-tax impairment of $140 million recognized in 2003. A $100 million decrease in revenues in 2003 also contributed to the decrease in the loss from discontinued operations. The increase in 2002 was due to the after-tax impairment of $503 million recognized in 2002 versus a much smaller $10 million after-tax impairment recognized in 2001. The effect of impairments in the discontinued operations on the increase in 2002 is offset by a $104 million decrease in network expense.

Liquidity and Capital Resources

          We are a wholly owned subsidiary of QSC which is wholly owned by QCII. As such, factors relating to or affecting QCII's liquidity and capital resources could have material impacts on us, including changes in the market's perception of us, impacts on our credit ratings and access to capital markets.

          As of June 30, 2004 and December 31, 2003, QCII and its consolidated subsidiaries had total borrowings of $17.2 billion and $17.5 billion, respectively. Some of the borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on its debt obligations.

          QCII has cash management arrangements between certain of its subsidiaries that include lines of credit, inter-company obligations, capital contributions and dividends. As part of these cash management arrangements, affiliates provide lines of credit to certain other affiliates. Amounts outstanding under these lines of credit and inter-company obligations vary from time to time and are classified as short-term borrowings.

Near-Term View

          Our working capital deficit, or the amount by which our current liabilities exceed our current assets, was $1.6 billion and $2.7 billion as of June 30, 2004 and December 31, 2003, respectively. Our working capital deficit decreased $1.1 billion when compared to December 31, 2003. The decrease was primarily due to the retirement of $2.2 billion of affiliate borrowings related to the discontinuance of Qwest Wireless operations, partially offset by an increase in dividend liability in the amount of $497 million and ongoing capital expenditures. Due to the repayment of these borrowings and the transfer of Qwest Wireless to an affiliate, going forward we will not be directly impacted by either the results of operations or by borrowings of Qwest Wireless.

          Since December 31, 2003, the following events have occurred impacting our working capital:

  •
  On May 1, 2004, we redeemed all $100 million outstanding principal of our 5.65% notes due November 1, 2004 and all $41 million outstanding principal amount of our 5.5% debentures due June 1, 2005 at par and all related interest ceased to accrue.

  •
  On April 30, 2004, our direct parent, QSC, made a capital contribution of $2.2 billion to us. We in turn made a capital contribution of this same amount to Qwest Wireless, which used these proceeds to substantially pay off its borrowings. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate.

  •
  We paid cash dividends of $1.4 billion. We have historically declared and paid regular dividends to our parent, QSC, based on the earnings (net income) of our wireline operations. In July 2004, we modified our dividend practice to balance our financial needs, cash position and credit profile with those of our parent. As a result, going forward, we may declare and pay dividends in excess of our earnings (net income).

          The current working capital deficit at June 30, 2004 was primarily due to dividends that we declared to QSC and the current portion of long-term debt.

          As discussed below, we continue to produce significant cash from operating activities. We believe that our financial resources together with our cash flows from operations will be sufficient to meet our cash needs through the next twelve months. However, if we or QCII become subject to significant judgments as further discussed in our most recent filings on Forms 10-K and 10-Q, we or QCII could be required to make significant payments that we or QCII do not have the resources to make. Such judgments, or amounts paid by us or QCII if we enter into settlements of these matters, may cause us or QCII to draw down significantly on our cash reserves, which might require us or QCII to obtain additional financing or explore other methods to generate cash. In that event, QCII's ability to meet its debt service obligations and its financial condition could be materially and adversely affected, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In particular, to the extent that QCII's consolidated EBITDA (as defined in QCII's debt covenants) is reduced by cash judgments or settlements, its debt to consolidated EBITDA ratios in certain debt agreements will be adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition could also be affected, potentially impacting our credit ratings and access to capital markets. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to investigations and securities actions discussed in our most recent filings on Forms 10-K and 10-Q.

          We expect that our 2004 capital expenditures will approximate 2003 levels.

Long-Term View

          We have historically operated with a working capital deficit as a result of the issues discussed above and due to our dividend paying policy. We expect this to continue. As discussed below, we continue to generate substantial cash from operations. We believe that cash flows from operations, our current cash position and continued access to capital markets will allow us to meet our business requirements, including debt service, dividends and capital expenditures, for the foreseeable future.

          In addition to our periodic need to obtain financing in order to meet our debt obligations as they come due, we may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of non-strategic assets) if cash provided by our and QCII's operations does not improve, if competitive pressures increase, if revenue and cash provided by operations continue to decline, if economic conditions weaken or if we or QCII become subject to significant judgments as further discussed in our most recent filings on Forms 10-K and 10-Q. We or QCII could be required to make significant payments that we do not have the resources to make. Such judgments, or amounts paid by us or QCII if we enter into settlements of these matters, may cause us to draw down significantly on cash reserves, which might require us to obtain additional financing or explore other methods to generate cash. Therefore, in the event of an adverse outcome in one or more of these matters, QCII's ability to meet its debt service obligations and its financial condition could be materially and adversely affected, potentially adversely affecting its credit ratings, its ability to access the capital markets and its compliance with debt covenants. The 2004 QSC Credit Facility has a cross payment default provision, and the 2004 QSC Credit Facility and certain other debt issues of QCII and its other subsidiaries have cross acceleration provisions. When present, such provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. As a wholly owned subsidiary of QCII, our business operations and financial condition could also be affected, potentially impacting our credit ratings and access to capital markets. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to investigations and securities actions discussed in our most recent filings on Forms 10-K and 10-Q.

Payment Obligations and Contingencies

Payment obligations

          The following table summarizes our future contractual cash obligations as of December 31, 2003:

	Payments Due by Period
	Total	2004	2005	2006	2007	2008	Thereafter
	(Dollars in millions)
Future Contractual Obligations(1)(2)
Long-term debt, including current maturities	$7,887	$867	$457	$—	$1,410	$322	$4,831
Interest on debt(3)	7,504	567	515	487	440	394	5,101
Capital lease and other obligations	36	16	7	2	1	1	9
Operating leases	741	123	114	84	79	69	272
Purchase commitment obligations	136	57	39	39	1	—	—

Total future contractual cash obligations	$16,304	$1,630	$1,132	$612	$1,931	$786	$10,213

(1)
This table does not include our net pension and other post-employment benefit obligations, as we cannot presently determine when such payments will be made.

(2)
This table does not include accounts payable of $992 million, dividends payable to QSC of $199 million, accrued expenses and other current liabilities of $956 million, income taxes payable to QSC of $154 million, deferred income taxes of $2.7 billion and other long-term liabilities of $312 million, all of which are recorded on our December 31, 2003 consolidated balance sheet. This table does not include our open purchase orders as of December 31, 2003, as they are primarily cancelable without penalty and therefore do not represent a contractual obligation.

(3)
Interest expense in future years may differ due to refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2003.

Purchase Commitment Obligations

          We have future purchase commitments with CLECs, IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments require us to maintain minimum monthly and/or annual billings, in certain cases based on usage.

Letters of Credit and Guarantees

          At June 30, 2004, we had letters of credit of approximately $3 million and no guarantees outstanding.

Contingencies

          We and QCII are defendants in a number of legal actions, and QCII is the subject of a number of investigations by federal and state agencies. While we and QCII intend to defend against these actions vigorously, the ultimate outcomes of these cases are very uncertain, and we can give no assurance as to the impacts on our financial results or financial condition as a result of these matters. For a description of these legal matters and the potential impact on our liquidity, please see "— Near-Term View" and "— Long-Term View" above.

Historical View

Operating Activities

          We generated cash from operating activities of $1.6 billion and $2.7 billion for the six months ended June 30, 2004 and 2003, respectively, or a decrease of $1.1 billion. For the six months ended June 30, 2004, the decrease in cash provided by operating activities compared to 2003 resulted from a $362 million decrease in cash generated from operating income, a $533 million decrease in cash relating to intercompany tax payments (of which, approximately $160 million relates to 2003 taxes) from our internal tax allocation and payment policy and a $173 million decrease in cash from changes in other working capital accounts. The decrease in income from continuing operations was primarily due to the continued trend of decreasing revenues. As in prior periods, we can attribute the current declines to intense competition, as evidenced by access line losses, pricing declines and reduction in access services revenue.

          We generated cash from operating activities of $4.8 billion, $4.6 billion and $4.1 billion in 2003, 2002 and 2001, respectively.

          The $262 million increase in cash provided by operating activities in 2003 as compared to 2002 was primarily the result of favorable changes in working capital accounts of $805 million, partially offset by a decrease in cash generated from operating income of $683 million after adjusting for non-cash items including depreciation, amortization, cumulative effect of changes in accounting principles and asset impairments. This decrease in adjusted cash generated from operating income is a direct result of the continuing decline in operating revenues. The 5% annualized decrease in revenue over the last three years is attributed to increasing competition, product substitution and general downturn in the economy and telecommunications industry evidenced by access line losses and pricing declines. We expect continued downward pressure on revenues and profit margins regardless of improvements in the economy or telecommunications sector. These factors may negatively impact cash provided by operations. The increase in cash provided by operations over the last three years has been primarily driven by favorable changes in certain operating assets and liability accounts. We do not expect this trend to continue.

          The $414 million increase in cash provided by operating activities in 2002 as compared to 2001 was primarily the result of favorable changes in working capital accounts of $1.2 billion, partially offset by a decrease in cash generated from operating income of $788 million after adjusting for non-cash items including depreciation, amortization and asset impairments.

          We continue to produce significant operating cash flows regardless of the decline in operating revenue. We expect that the cash flow from operations along with continued access to capital markets will be sufficient to cover our operating expenses, general corporate overhead, capital expenditures and debt service.

          Our employees participate in the QCII pension, post-retirement and other post-employment benefit plans. QCII does not anticipate a requirement to make any significant contribution to the QCII retirement plans in 2004, and thus no payment by QC to QCII would be required.

Investing Activities

          Cash used in investing activities was $794 million and $741 million for the six months ended June 30, 2004 and 2003, respectively. Cash used in investing activities for the three months ended June 30, 2004 increased $53 million compared to the same period ended 2003 primarily as a result of a $69 million increase in capital expenditures in 2004. Although our capital spending remains historically low due to the drop in wireline demand, we are beginning to selectively spend capital for new product infrastructure and in markets with growth potential.

          Cash used in investing activities was $1.7 billion, $2.5 billion and $4.1 billion in 2003, 2002 and 2001, respectively. Cash used in investing activities in 2003 decreased $851 million compared to 2002 primarily as a result of an $800 million capital contribution to Qwest Wireless and a $111 million reduction in capital expenditures in 2003. Cash used in investing activities during 2002 decreased $1.6 billion compared to 2001 primarily as a result of a $2.5 billion reduction in capital expenditures, partially offset by the capital contributions to Qwest Wireless in 2002. This decrease in capital expenditures during 2002 was the result of our decision to reduce our expansion efforts as a result of the general economic downturn and the completion of many of our major capital projects in 2001.

          Capital expenditures were $1.6 billion, $1.7 billion and $4.2 billion in 2003, 2002 and 2001, respectively. We expect that our 2004 capital expenditures will approximate 2003 levels.

Financing Activities

          Cash used for financing activities was $1.3 billion through June 30, 2004 and $506 million for the same period ended 2003. The increase in cash used for financing activities reflected dividend payments of $1.4 billion to QSC during the six months ended June 30, 2004. At June 30, 2004, we were in compliance with all provisions or covenants of our borrowings.

          Cash (used in) provided by financing activities was ($2.5) billion in 2003, ($2.0) billion in 2002 and $34 million in 2001.

          On June 9, 2003, we entered into a senior term loan with two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of our current indebtedness. The floating rate tranche cannot be prepaid for two years and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as those associated with our other long-term debt. The net proceeds were used to refinance debt due in 2003 and fund or refinance our investment in telecommunications assets.

          The floating rate tranche bears interest at London Interbank Offered Rates, or LIBOR, plus 4.75% (with a minimum interest rate of 6.50%), and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 6.50% at December 31, 2003. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

          We paid dividends during the year ended December 31, 2003 of $2.9 billion to QSC.

          Until February 2002, we maintained commercial paper programs to finance our short-term operating cash needs. QCII and we had a $4.0 billion syndicated credit facility, or the Credit Facility, of which $1.0 billion was designated to us. As a result of reduced demand for our commercial paper programs, we borrowed $1.0 billion under the Credit Facility in the first quarter of 2002. During the first quarter of 2002, we paid down approximately $1.0 billion of our current borrowings including substantially all of our outstanding commercial paper.

          In March 2002, we issued $1.5 billion aggregate principal amount of notes with a 10-year maturity and an 8.875% stated interest rate. At December 31, 2003, the interest rate was 9.125%. Once we have registered the notes with the SEC, the interest rate will return to 8.875%, the originally stated rate. The proceeds from the sale of the notes were used to pay approximately $1.0 billion outstanding under the Credit Facility, other short-term obligations and currently maturing long-term borrowings. QCII and QSC amended the Credit Facility in August of 2002. Following the amendment, we are no longer a party to the Credit Facility.

          We paid dividends during the year ended December 31, 2002 of $1.9 billion to QSC.

Credit ratings

          The table below summarizes our long-term debt ratings at June 30, 2004 and December 31, 2003 and 2002. Our credit ratings were lowered by Moody's Investor Services ("Moody's"), Standard and Poor's ("S&P") and Fitch Ratings ("Fitch") on multiple occasions during 2002. In June 2004, S&P and Fitch upgraded our rating three notches. The ratings as of June 30, 2004 are still in effect.

December 31,
June 30 2004
		2003	2002
S&P	BB-	B-	B-
Fitch	BB	B	B
Moody's	Ba3	Ba3	Ba3

          With respect to S&P, any rating below BBB indicates that the security is speculative in nature. A BB rating indicates that the issuer is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation. The plus or minus symbols show relative standing within major categories.

          With respect to Fitch, any rating below BBB is considered speculative in nature. A BB rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met.

          With respect to Moody's, a Ba rating is judged to have speculative elements, meaning that the future of the issuer cannot be considered to be well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times. The "1, 2, 3" modifiers show relative standing within the major categories, 1 being the highest, or best, modifier in terms of credit quality.

          Debt ratings by the various rating agencies reflect each agency's opinion of the ability of the issuers to repay debt obligations as they come due. In general, lower ratings result in higher borrowing costs and/or impaired ability to borrow. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

          Given these current credit ratings, as noted above, our ability to raise additional capital under acceptable terms and conditions may be negatively impacted.

Critical Accounting Policies and Estimates

          We have identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. For a detailed discussion on the application of these and other significant accounting policies, see Note 2 — Summary of Significant Accounting Policies to the audited consolidated financial statements in this Current Report on Form 8-K. These policies and estimates are considered "critical" because they have the potential to have a material impact on our financial statements and because they require significant judgments and estimates. Note that our preparation of the financial statements contained in this Current Report on Form 8-K requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Estimates and Other Reserves

          Our consolidated financial statements are prepared in accordance with GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to pending litigation. If a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent there are material differences between these estimates and actual results, our consolidated financial statements are affected.

Restructuring

          Periodically, we commit to exit certain business activities, eliminate office or facility locations and/or reduce our number of employees. The charge to record such a decision depends upon various assumptions, including future severance costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, contractual termination costs and so forth. Such estimates are inherently judgmental and may change materially based upon actual experience. The number of employees and the related estimate of severance costs for employees combined with the estimate of future losses on sublease income and disposal activity generally has the most significant impact. Due to the estimates and judgments involved in the application of each of these accounting policies, changes in our plans and these estimates and market conditions could materially impact our financial condition or results of operations.

Revenue Recognition and Related Reserves

          Revenue from services is recognized when the services are provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship period, generally one to ten years. Payments received in advance are deferred until the service is provided. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period. We believe that the accounting estimates related to customer relationship periods and to the assessment of whether a separate earnings process are "critical accounting estimates" because: (1) it requires management to make assumptions about how long we will retain customers; (2) the assessment of whether a separate earnings process exists can be subjective; (3) the impact of changes in actual retention periods versus these estimates on the revenue amounts reported in our consolidated statements of operations could be material; and (4) the assessment of whether a separate earnings process exists may result in revenues being reported in different periods than significant portions of the related costs. As the telecommunications market experiences greater competition and customers shift from traditional land based telephony services to mobile services, our estimated customer relationship periods will likely decrease, and when customers terminate their relationship with us, we may recognize revenue that had previously been deferred under the expectation that services would be provided to that customer over a longer period.

          GAAP requires us to record reserves against our receivable balances based on estimates of future collections and to not record revenue for services provided or equipment sold if collectibility of the revenue is not reasonably assured. We believe that the accounting estimates related to the establishment of reserves for uncollectible amounts in the results of operations is a "critical accounting estimate" because: (1) it requires management to make assumptions about future collections, billing adjustments and unauthorized usage; and (2) the impact of changes in actual performance versus these estimates on the accounts receivable balance reported on our consolidated balance sheets and the results reported in our consolidated statements of operations could be material. In selecting these assumptions, we use historical trending of write-offs, industry norms, regulatory decisions and recognition of current market indicators about general economic conditions that might impact the collectibility of accounts.

Software Capitalization

          Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", we capitalize certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. Further, the recovery of software projects is periodically reviewed and may result in significant write-offs.

Pension and Post-Retirement Benefits

          Pension and post-retirement health care and life insurance benefits earned by employees during the year, as well as interest on projected benefit obligations, are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Pension and post-retirement costs are recognized over the period in which the employee renders service and becomes eligible to receive benefits as determined using the projected unit credit method.

          In computing the pension and post-retirement benefit costs, QCII must make numerous assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rates, expected rate of return on plan assets and expected future cost increases. Two of these items generally have the most significant impact on the level of cost-discount rate and expected rate of return on plan assets.

          Annually, QCII sets the discount rate primarily based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the pension benefits. In making this determination we consider, among other things, the yields on Moody's AA corporate bonds as of year-end.

          The expected rate of return on plan assets is the long-term rate of return QCII expects to earn on trust assets. QCII establishes the expected rate of return by reviewing the investment composition of plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets.

          To compute the expected return on pension plan assets, QCII applies an expected rate of return to the market-related value of the plan assets. The market-related asset value is a computed value that recognizes changes in fair value of pension plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, "Employers' Accounting for Pensions," QCII elected to recognize actual returns on pension plan assets ratably over a five year period when computing market-related value of pension plan assets. This method has the effect of reducing the annual market volatility that may be experienced from year to year. As a result, the expected return is not significantly impacted by the actual return on pension plan assets experienced in the current year.

          Changes in any of the assumptions QCII made in computing the pension and post-retirement benefit costs could have a material impact on various components that are the basis for their allocation to us. Factors to be considered include the strength or weakness of the investment markets, changes in the composition of the employee base, fluctuations in interest rates, significant employee hirings or downsizings and medical cost trends. Changes in any of these factors could impact our cost of sales and SG&A in our consolidated statements of operations as well as the value of the asset or liability on our consolidated balance sheets. If QCII's assumed expected rate of return of 9.0% for 2003 was 100 basis points lower, the impact would have been to increase our net pension expense by $100 million. In response to current and expected market conditions, effective January 1, 2004, QCII lowered its assumed expected long-term rate on plan assets to

8.5%. If QCII's assumed discount rate of 6.75% for 2003 was 100 basis points lower, the impact would have been to increase our allocated net pension expense by $51 million in 2003.

Recently Adopted Accounting Pronouncements and Cumulative Effect of Adoption

          FASB Interpretation, or FIN, No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," was issued in November 2002. The interpretation provides guidance on the guarantor's accounting and disclosure of guarantees, including indirect guarantees of indebtedness of others. We have adopted the disclosure requirements of the interpretation as of December 31, 2002. The accounting guidelines are applicable to certain guarantees, excluding affiliate guarantees, issued or modified after December 31, 2002, and require that we record a liability for the fair value of such guarantees on our consolidated balance sheet. The adoption of this interpretation did not have a material effect on our consolidated financial statements.

          On January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," or SFAS No. 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation. If a reasonable estimate of fair value can be made, the fair value of the liability shall be recognized in the period it is incurred, or if not, in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. We have determined that we have legal asset retirement obligations associated with the removal of a limited group of long-lived assets and recorded a cumulative effect of a change in accounting principle charge upon adoption of SFAS No. 143 of $7 million (an asset retirement obligation of $12 million net of an incremental adjustment to the historical cost of the underlying assets of $5 million) in 2003.

          Prior to the adoption of SFAS No. 143, we included in our group depreciation rates estimated net removal costs (removal costs less salvage). These costs have historically been reflected in the calculation of depreciation expense and therefore recognized in accumulated depreciation. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. While SFAS No. 143 requires the recognition of a liability for asset retirement obligations that are legally binding, it precludes the recognition of a liability for asset retirement obligations that are not legally binding. Therefore, upon adoption of SFAS No. 143, we reversed the net removal costs within accumulated depreciation for those fixed assets where the removal costs exceeded the estimated salvage value and we did not have a legal removal obligation. This resulted in income from the cumulative effect of a change in accounting principle of $365 million before taxes upon adoption of SFAS No. 143 in 2003. The net income impact of the adoption is $219 million ($365 million less the $7 million charge disclosed above, net of income taxes of $139 million). Beginning January 1, 2003, the net costs of removal related to these assets are being charged to our consolidated statement of operations in the period in which the costs are incurred.

          We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") for the three months ended March 31, 2004. FIN 46R requires an evaluation of three criteria to determine if consolidation of a thinly capitalized entity is required. These criteria are: 1) whether the entity is a variable interest entity; 2) whether the company holds a variable interest in the entity; and 3) whether the company is the primary beneficiary of the entity. If all three of these criteria are met, consolidation is required. The adoption of FIN No. 46R did not have a material impact on the company.

Risk Management

          We are exposed to market risks arising from changes in interest rates. We have excluded our fixed-rate affiliate borrowings from the following discussion as they are not subject to market risk. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure. We may also employ financial derivatives to hedge foreign currency exposures associated with particular debt.

          As of June 30, 2004 and at December 31, 2003, approximately $1.3 billion of floating rate debt was exposed to changes in interest rates. As of June 30, 2004 and December 31, 2003, we had approximately $750 million and $850 million, respectively, of long-term fixed rate debt obligations maturing in the following 12 months. Any new debt obtained to refinance this debt would be exposed to changes in interest rates. A hypothetical 10% change in the interest rates on this debt would not have had a material effect on our earnings. We had $5.7 billion and $5.8 billion of long-term fixed rate debt at June 30, 2004 and at December 31, 2003, respectively. A 100 basis point increase in the interest rates on this debt would result in a decrease in the fair value of these instruments of $400 million at June 30, 2004 and December 31, 2003. A 100 basis point decrease in the interest rates on this debt would result in an increase in the fair value of these instruments of $400 million and $500 million at June 30, 2004 and December 31, 2003, respectively.

          As of June 30, 2004, we had $453 million of cash invested in money market and other short-term investments. Most cash investments are invested at floating rates. As interest rates change, so will the interest income derived from these accounts.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS